Exhibit (a)(1)(L)

Dear Organovo Warrantholders,

I’m writing to update you briefly about Organovo’s current warrant tender offer to amend and exercise certain warrants, as described in our Tender Offer Statement filed with the Securities and Exchange Commission. The offer has been proceeding very well, and I’d like to say thank you to all who have elected to accept the offer and have already exercised your warrants. If you have not yet chosen to do so, but remain interested, please do turn your attention to it and complete the documents and remit at your earliest convenience. In order to accommodate the needs of certain investors who have communicated plans to accept the offer, but require more time to process documents, we are extending the expiration date of the offer to December 21, 2012, at 5:00 p.m. Pacific Time. This will be the final date for accepting the offer and we have no plans to extend the expiration date further.

We have attached a letter to this email discussing the extension of the offer expiration date in further detail. In addition, this letter explains our decision to shorten the lock-up period to January 3, 2013 for shares issued upon exercise of your warrants and clarifies your withdrawal rights.

As previously disclosed, we believe Organovo has shown strong progress throughout 2012, and we look forward to 2013. We’ve grown our executive management team, and started to deliver results on tissues like our 3D bioprinted liver. Look for us to be releasing data on the 3D bioprinted liver starting Q2 next year at scientific conferences. With 2012 drawing to a close, the new Organovo team is more excited than ever about pursuing the promise of bioprinting technology.

Thank you for your continued support.

Best regards,

Keith Murphy

Keith Murphy

Chief Executive Officer

Organovo, Inc.

6275 Nancy Ridge Dr.

San Diego, CA 92121

(858) 550-9993

kmurphy@organovo.com

Important Information

The information in this correspondence is for informational purposes only, and the foregoing reference to the tender offer shall not constitute an offer to buy, exchange or amend securities or constitute the solicitation of an offer to sell, exchange or amend any of the Company’s securities. The Company filed a tender offer statement on Schedule TO and the offering materials related to the tender offer, including the Offer to Amend and Exercise, the Election to Participate and Exercise Warrant, forms of Amended Warrants and Notice of Withdrawal, with the SEC. These documents, as amended through the date of this correspondence, contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These documents may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, these documents (and all other materials filed by the Company with the SEC) may be obtained at no charge by directing a request to Organovo Holdings,

Inc., 6275 Nancy Ridge Drive, San Diego, California 92121, Attn: Corporate Secretary, telephone number (858) 550-9994.

Organovo Holdings has retained Aegis Capital Corp. as its Warrant Agent for the tender offer. Aegis Capital may be reached at 810 7th Avenue, 18th Floor, New York, NY 10019, Attn: Adam K. Stern, Head of Private Equity Banking, telephone (646) 502-2401.

Forward Looking Statements

All statements in this correspondence that are not statements of historical fact are forward-looking statements. These statements, include, but are not limited to, statements regarding the potential benefits and future uses of the Company’s science and technology, the Company’s plan to release scientific data on its 3D liver product and the Company’s future business plans and opportunities. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The various risks and uncertainties that could cause the Company’s actual future results to differ materially from current expectations include, but are not limited to, those risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its science and technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s failure to achieve its business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Tender Offer Statement on Schedule TO, filed with the SEC on November 16, 2012, as amended on November 23, December 5 and December 17, 2012. These forward-looking statements are made as of the date of this correspondence, and the Company does not undertake an obligation to update these forward-looking statements after such date.